EXCLUSIVE LICENSE AGREEMENT

Between

AVALON OIL & GAS, INC.

and

AFS HOLDINGS, INC.

THIS EXCLUSIVE LICENSE AGREEMENT (the "Agreement") entered into effective June 1, 2015 (the "Effective Date") between Avalon Oil & Gas, Inc., a Nevada Corporation (hereinafter referred to as "Avalon") and AFS Holdings, Inc., a Nevada Corporation (hereinafter referred to as "LICENSEE").

Effective as of the date set out above, in consideration of the mutual covenants and premises contained herein, the receipt and sufficiency of which are hereby acknowledged, Avalon and LICENSEE agree:

BACKGROUND

Avalon owns certain anti-corrosion trade secrets and anti-corrosion technology. LICENSEE desires to obtain rights to use. the Licensed Technology for commercial purposes and Avalon desires to grant certain rights and licenses in and to the Licensed Technology to Licensee, all in accordance with the terms and conditions of this Agreement.

ARTICLE I. DEFINITIONS

When used in this Agreement, the capitalized terms listed below shall have the following meaning:

"Affiliate" means a person or entity that directly or indirectly through one or more intermediary's controls, is controlled by, or is under common. control, with the person or entity specified. For purposes of this definition, "control" and cognates thereof mean, with respect to an entity, the direct or indirect ownership of (a) at least fifty percent (50%) of the capital stock or share capital entitled to vote for the election of directors of the entity; or (b) at least fifty percent (50%) of equity or voting interests of the entity, or (c) the ability to otherwise direct the management and operations of the entity.

"Agreement" or "License Agreement" means this Agreement, including all Exhibits attached to this Agreement.

"Effective Date" means the date set out on the opening paragraph of this Agreement.

"Field of Use" means as they may relate to corrosion prevention and maintenance of sump pumps at gasoline and diesel dispensing locations, including, but not limited to gas stations, convenience stores, trucking companies, bus companies, and any other locations where gasoline and/or diesel is dispensed.

"Grant" means the granting of an Exclusive License for the Field of Use in the Territory.

2.2 Except as expressly granted by Avalon to LICENSEE herein, all rights and entitlements, whether now existing or that may hereafter come into existence, are reserved to Avalon.

2.3 This Agreement shall be construed to confer rights upon LICENSEE by implication or estoppel.

2.4 LICENSEE acknowledges and consents that, notwithstanding any provision of this Agreement, Avalon retains the ownership of the technology, products, and the process being licensed by the LICENSEE. Avalon further agrees he will not sell or compete with the products and/or process in the field of use which is the subject of this license nor release the trade secrets.

ARTICLE III. DILIGENCE AND COMMERCIALIZATION

3.1 Diligence and Commercialization. Throughout the term of this Agreement, LICENSEE shall use commercially reasonable efforts to bring Licensed Products and Licensed Services, in the Field of Use, to market. In no instance shall LICENSEE'S commercially reasonable best efforts be less than efforts customary in LICENSEE'S industry.

3.2 Lack of Diligence. The LICENSEE shall have twenty-four (24) months to demonstrate to Avalon that the Licensed Technology is being reasonably commercialized and further demonstrate that Avalon will receive a minimum of Sixty Thousand Dollars ($60,000) per year of future license fees.

3.3 Financial Capability. At all times during the term of this license, LICENSEE shall maintain the financial capability to comply with Section 3 .1. Upon inquiry from Avalon regarding said capability, LICENSEE shall provide Avalon with information regarding LICENSEE's financial capabilities and shall permit Avalon to inspect LICENSEE's financial records, only limited by regulatory rules and regulations.

ARTICLE IV. CONSIDERATION FOR LICENSE AND ROYALTIES

4.1 License Fee. The LICENSEE shall pay to Avalon the sum Three Hundred Thousand Dollars ($300,000) on or before December 31, 2015 and five percent (5%) of the Gross Receipts received by the LICENSEE.

4.2 Concentrate. In return for Avalon supplying the concentrate as required under this Agreement, LICENSEE shall pay to Avalon mutually agreed upon amount for said product.

ARTICLE V. REPORTS AND PAYMENTS

5.1 Not later than the last day of each January, April, July, and October during the term of this Agreement, LICENSEE shall deliver to Avalon a written report stating for the quarterly period ended the last days of the preceding December, March, June, and September, respectively:

(a) for Licensed Products, the number of units sold;

(b) for Licensed Services, a description of the services provided;

(c) such other detail as Avalon may reasonably require from time to time, including any results related to the use of the Licensed Technology.

ARTICLE VI. RECORDS

6.1 Records of Operations and Audit.. LICENSEE and its Commercial Sublicensees shall keep full and accurate records containing particulars that may be necessary for the purpose of verifying the quality of the Licensed Technology including longevity of success in its use.

ARTICLE VII.

MAINTENANCE/LICENSEE DISPUTES

7.1 Maintenance of Licensed Technology. The maintenance of the Licensed Trade Secrets shall be the primary responsibility of and controlled by Avalon. Avalon shall keep LICENSEE reasonably informed as to material developments with respect to the Licensed Trade Secrets. Avalon hereby agrees to place the Licensed Technology and Trade Secrets in escrow with a third party mutually acceptable to the parties of this agreement. The Licensed. Technology and Trade Secrets placed in escrow shall provide the details to make the products subject of this license and also the process for producing and applying the technology subject to this license. The escrow shall be released to the LICENSEE (1) upon the consent of Avalon, or (2) upon the insolvency of Avalon, or (3) upon a material breach of this Agreement preventing him to produce the necessary products subject to this license.

7.2 Licensee Technology Dispute. With respect to any assertion or claim by LICENSEE of the invalidity, unenforceability, or non-infringement of a Licensed Technology (a Licensee Dispute):

(a) LICENSEE will bring to Avalon's attention should it be determined that another entity or individual has obtained the trade secret of the Licensed Technology. LICENSEE will disclose such prior art or other information to Avalon at the time it learns thereof, and not less than ninety (90) days prior to bringing any action, arbitration, or proceeding against Avalon arising out of a Licensee dispute.

ARTICLE VIII. INFRINGEMENT

8.1 Each party shall promptly give written notice to the other party of: (i) any suspected infringement of a Licensed Technology; (ii) the threat of or filing of any declaratory judgment action by a third party alleging the invalidity, unenforceability, or noninfril). gement of the Licensed Technology.

8.2 LICENSEE shall have the first right (but not the obligation) to notify an entity or individual of using the Trade Secrets and initiate legal proceedings to abate the infringement of a Licensed Technology within LICENSEE'S Field of Use. Avalon agrees to join as a party plaintiff in any such lawsuit initiated by LICENSEE, if requested to do so by LICENSEE, with all costs, attorneys' fees, and expenses of Avalon to be paid by LICENSEE. Should LICENSEE elect not to institute such an action to enforce the Licensed Technology against infringement within LICENSEE's Field of Use within ninety (90) days after receipt of written notice from Avalon of Avalon's intention to bring suit for such infringement, Aval on shall have the right (but not the obligation) at its own expense to take those steps on behalf of itself and LICENSEE, provided that LICENSEE shall have the right to participate at its own expense in any action brought by Avalon.

8.3 If LICENSEE leads proceedings to abate and remedy infringement, any monetary recovery from the infringement of Licensed Technology received by LICENSEE shall first be applied to reimburse LICENSEE's unreimbursed expenses of such proceedings and then Avalon's unreimbursed expenses of such proceedings, including without limitation, reasonable attorneys' fees and court costs. If Avalon leads proceedings to abate and remedy infringement, any monetary recovery from the infringement of Licensed Technology shall be first applied to reimburse Avalon's unreimbursed expenses of such proceedings, and then LICENSEE's unreimbursed expenses of such proceedings, including without limitation, reasonable attorneys' fees and court costs. Any remainder shall, to the extent the same pertains to an infringement of the Licensed Technology shall be divided between the LICENSEE and Avalon as mutually agreed.

ARTICLE IX. CONFIDENTIALITY

9.1 Except as provided herein, Avalon shall maintain in confidence, and shall not use for any purpose or disclose to any third party, information disclosed by or on behalf of LICENSEE or an Affiliate in writing and marked "Confidential" or that is disclosed by or on behalf of LICENSEE or an Affiliate orally and confirmed in writing as confidential within forty-five (45) days following such disclosure (collectively, "Confidential Information"). Confidential Information shall not include any information that is: (i) already known to the receiving party at the time of disclosure hereunder, or (ii) now or hereafter becomes publicly known other than through acts or omissions of the receiving party,. or (iii) is disclosed to the receiving party by a third party under no obligation of confidentiality to the disclosing party or (iv) independently developed by the receiving party without reliance on the Confidential Information of the disclosing party.

9.2 Neither party shall, without the express written consent of the other, for any reason or at any time either during or subsequent to the term of this Agreement disclose to third parties the financial terms set forth in this Agreement, except upon a subpoena or other court order ·made with appropriate provision for protection of confidential information or as required by securities or other applicable laws or to advisors (including financial advisors, attorneys and accountants), potential and existing investors, and others on a need to know basis, in each case under circumstances that reasonably protect the confidentiality thereof.

ARTICLE X. LIMITED WARRANTY, MERCHANTABILITY AND EXCLUSION OF WARRANTIES

10.1 Each Party warrants to the other that it has the right and power to enter into this Agreement. Avalon represents, in good faith and to the best of its knowledge, that: (i) there are not, as of the date of the Effective Date, any claims, demands, suits, or judgments against it that in any manner would or might impair or interfere with Avalon's performance of the license granted by Avalon to LICENSEE under this Agreement. Avalon does not warrant the content contained in the Licensed Technology or that it will be error free or that any defects will be corrected. Avalon makes no representation whatsoever with regard to the scope or commercial potential or profitability or income of or from the Licensed Technology or that such Licensed Technology may be exploited by LICENSEE without infringing any rights of any other party. Avalon makes no covenant either to defend any infringement charge by a third party or to institute action against infringers of Licensed Technology. Avalon does not warrant that the Licensed Technology will meet LICENSEE's or any of LICENSEE's customer's specific requirements. LICENSEE warrants that it possesses the necessary expertise and skill to make, and has made, its own evaluation of the capabilities, safety, utility, and commercial application of the Licensed Technology.

10.2 ACCORDINGLY, THE LICENSED TECHNOLOGY IS PROVIDED "AS IS." AVALON MAKES NO REPRESENTATION OR WARRANTY OF ANY KIND WITH RESPECT TO THE LICENSED TECHNOLOGY AND EXPRESSLY DISCLAIMS ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND ANY OTHER IMPLIED WARRANTIES WITH RESPECT TO THE CAPABILITIES, SAFETY, UTILITY, OR COMMERCIAL APPLICATION OF THE LICENSED TECHNOLOGY.

ARTICLE XI. DAMAGES, INDEMNIFICATION, AND INSURANCE

11.1 LICENSEE shall defend, indemnify and· hold the Indemnitees harmless from any and all claims, demands, actions and causes of action against the Indemnitees; and each of them, whether groundless or not, in connection with any and all injuries, losses, damages or liability of any kind whatsoever arising, directly or indirectly, out of use, exploitation, distribution, or sale of Licensed Technology or Licensed Products by or through the LICENSEE or its Affiliates or Commercial Sublicensees, whether or not the claims, demands, actions or causes of action are alleged to have resulted in whole or in part from the negligent acts or omissions of an Indemnitee, or from acts or omissions of such persons for which an Indemnitee would otherwise be strictly liable. This indemnification obligation shall include, without limiting the generality of the foregoing, reasonable attorney fees and other costs or expenses incurred in connection with the defense of any and all such claims, demands, actions, or causes of action.

11.2 Without limiting LICENSEE's indemnity obligations, within ninety (90) days of the commercial distribution of any Licensed Product or provision of Licensed Services, or, if applicable, on the date of initiation of any human trials, whichever occurs sooner, LICENSEE shall acquire a liability insurance policy and shall further maintain said policy throughout the term of this Agreement and for five (5) years thereafter, said policy to cover each Indemnitee as a named insured (with right to prior notice of cancellation) for all liabilities, claims, damages, and actions arising from or relating to LICENSEE's exercise of its license under this Agreement, including but not limited to product liability and other matters within the scope ofLICENSEE's indemnity obligations under this Agreement, said coverage to be in an amount no less than One Million Dollars ($1 ,000,000) per occurrence for bodily injury and Two Million Dollars ($2,000,000) per occurrence for property damage, subject to a reasonable aggregate amount.

Avalon shall promptly notify LICENSEE of each claim, demand, action and cause of action for which Avalon or any Indemnitee intends to claim indemnification under Section 11.1 and provide, to the extent that such an evaluation is reasonably possible by Avalon, LICENSEE with Avalon's good-faith evaluation of the claim, demand, action or cause of action. 1

1.3 Limitation of Liability. NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY OR ANY THIRD PARTY FOR ANY SPECIAL, CONSEQUENTIAL, EXEMPLARY OR INCIDENTAL DAMAGES (INCLUDING LOST OR ANTICIPATED REVENUES OR PROFITS RELATING TO THE SAME), ARISING · FROM ANY CLAIM RELATING TO THIS AGREEMENT, WHETHER SUCH CLAIM IS BASED ON CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, EVEN IF AN AUTHORIZED REPRESENTATIVE OF SUCH PARTY IS ADVISED OF THE POSSIBILITY OR LIKELIHOOD OF SAME.

ARTICLE XII. TERM AND TERMINATION

12.1 Term. Unless otherwise extended in writing by mutual agreement of the Parties, this Agreement will remain valid and in force. for twenty (20) years from the date of the first sale of a Licensed Product or provision of a Licensed Service by LICENSEE. The LICENSEE shall have the right to extend this license agreement for another twenty (20) years as long as the LICENSEE is in compliance with this license agreement.

12.2 Termination by LICENSEE. LICENSEE, shall have the right to terminate this Agreement · at any time, upon ninety (90) days prior written notice, without cause and for any reason. If LICENSEE terminates this· Agreement under this provision, Avalon will not be under any obligation to return any portion of the consideration paid by LICENSEE to Avalon. Specifically, if the LICENSEE terminates this Agreement and has procession of the Trade

Secrets, the· LICENSEE cannot continue to use the Trade Secrets without continuing to make the license fees as required in this Agreement.

12.3 Termination by Avalon. In the event of material breach of this Agreement by LICENSEE, Avalon may at any time provide written notice to LICENSEE of such material breach. If LICENSEE fails to cure the identified material breach within thirty (30) days after the date of the notice, Avalon may by written notice given to LICENSEE terminate this Agreement. A "material breach" of this Agreement for purposes ofthis Section 12.3 would include, the failure to make the reports required under Article V of this Agreement on time or the failure to make the payments or deliveries required under Article IV of this Agreement on time.

12.4 LICENSEE's Financial Condition. LICENSEE shall immediately notify Avalon in writing of its intent to: (a) liquidate and/or cease to carry on its business, (b) become "insolvent" (as such term is defined in the United States Bankruptcy Code, as amended from time to time), or (c) voluntarily seek, consent to or acquiesce in the benefits of any bankruptcy or similar debtor-relief laws within thirty (30) days of such action. Upon receipt of such notice, Avalon may, at its sole option, terminate this Agreement without prejudice to any other remedy to which Avalon may be entitled at law or in equity or elsewhere under this Agreement, by giving written notice of termination to LICENSEE. Failure by LICENSEE to provide such notice of intent will· be deemed a material, pre-petition, incurable breach of this Agreement and the Agreement will terminate automatically on the date of such voluntary or involuntary petition in bankruptcy.

12.5 Effect of Termination on Commercial Sublicenses. Upon termination of the Agreement, any Commercial Sublicenses granted hereunder shall survive, provided that: at the time of such termination, the Commercial Sublicensee of the Commercial Sublicense is not in material default under the Commercial Sublicense; under such Commercial Sublicense the duties and obligations of Avalon to the Commercial Sublicensee under the Commercial Sublicense are not greater than the duties and obligations of Avalon under this Agreement; and, upon request by Avalon, such Commercial Sublicensee promptly agrees in writing to render to Avalon any performance, including the payment of money due from the Commercial Sublicensee under this Agreement, after the termination and to be bound by the applicable terms of this Agreement.

12.6 Effect of Termination on LICENSEE. If this Agreement is terminated for any reason whatsoever, LICENSEE shall return, or at Avalon's direction destroy, all plans, drawings, papers, notes, writings and other documents, samples, organisms, biological materials and models pertaining to the Licensed Technology, retaining no copies, and shall refrain from using or publishing any portion thereof. Upon termination of this Agreement, LICENSEE shall cease manufacturing, processing, producing, using, or selling Licensed Products and cease providing Licensed Services; provided, however, that LICENSEE may continue to sell in the ordinary course of business for a period of three (3) months reasonable quantities of Licensed Products that are fully manufactured and in LICENSEE's normal inventory at the date of termination if(a) all monetary obligations of LICENSEE to Avalon have been satisfied, and (b) royalties on such sales are paid to Avalon in the amounts and in the manner provided in this Agreement. However, nothing herein shall be construed to release either party of any obligation that matured prior to the effective date of such termination.

12.7 Survival of Provisions on Termination. The word "termination'' and cognate words such as "term" and "terminate" as used in this Article and elsewhere in this Agreement are to be read as omitting from their effect the following rights and obligations, all of which shall survive any termination to the degree reasonably necessary to permit their fulfillment or discharge:

(a) LICENSEE's obligation to provide financial reports pursuant to Article v, to pay any amounts due hereunder through the date of termination pursuant to Article IV, LICENSEE's obligation to reimburse Avalon for legal expenses incurred prior to the date of termination, and LICENSEE'S other obligations under Article V of this Agreement;

(b) Any cause of action or claim of Avalon accrued, or to accrue, because of any breach or default by LICENSEE; and

(c) The provisions of Articles IX, X, XI, XII, XIV and XV of this Agreement.

ARTICLE XIII. ASSIGNMENT

This Agreement shall be binding upon and shall inure to the benefit of the legal representatives and assigns of Avalon and LICENSEE, provided, however, that any assignment of this Agreement by LICENSEE to a third party may be made only upon prior written consent of Avalon, which consent may be withheld or conditioned by Avalon as necessary to prevent prejudice to the Licensed Technology and to preserve the value of the consideration promised by LICENSEE to Avalon under this Agreement. LICENSEE specifically is permitted to assign to any entity in which it has an affiliation.

ARTICLE XIV. MISCELLANEOUS

14.1 Export Controls. LICENSEE acknowledges that Avalon is subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes, and other commodities and that Avalon's obligations under this Agreement are contingent upon compliance with applicable United States export laws and regulations. The transfer of technical data and commodities may require a license from the cognizant agency of the United States government or written assurances by LICENSEE that LICENSEE shall not export data or commodities to certain foreign countries without the prior approval of certain United States agencies. Avalon neither represents that an export license shall not be required nor that, if required, such export license shall issue.

14.2 Arbitration. Any controversy or claim arising under or related to this Agreement shall be settled by arbitration in Minneapolis, Minnesota before a single arbitrator in accordance with the Rules of the American Arbitration Association. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

14.3 Legal Compliance. LICENSEE shall comply with all laws and regulations relating to its manufacture, processing, producing, use, selling, or distributing of Licensed Products. LICENSEE shall not take any action that would cause Avalon or LICENSEE to violate any laws and regulations.

14.4 Independent Contractor. LICENSEE's relationship to Avalon shall be that of a licensee only. LICENSEE shall not be the agent of Avalon and shall have no authority to act for or on behalf of Avalon in any matter. Persons retained by LICENSEE as employees or agents shall not by reason thereof be deemed to be employees or agents of Avalon.

14.5 INTENTIONALLY OMITTED

14.6 Use of Names. LICENSEE shall obtain the prior written approval of Avalon or the Inventors prior to making use of their names for any commercial purpose, except as required by law. As an exception to the foregoing, both LICENSEE and Avalon shall have the right to publicize the existence of this Agreement; however, neither LICENSEE nor Avalon shall disclose the terms and conditions of this Agreement without the other party's consent, except as required by law. Avalon acknowledges this Agreement will be filed by LICENSEE in a Form 8-K with the Securities and Exchange Commission by an affiliate of the LICENSEE since this Agreement is an integral component of the filing by an affiliate of the LICENSEE.

14.7 Place of Execution. This Agreement and any subsequent modifications or amendments hereto shall be deemed to have been executed in the State of Minnesota, U.S.A.

14.8 Governing Law. This Agreement and all amendments, modifications, alterations, or supplements hereto, and the rights of the parties hereunder, shall be construed under and governed by the laws of the State of Minnesota and the United States of America.

14.9 Entire Agreement. This Agreement constitutes the entire agreement between Avalon and LICENSEE with respect to the subject matter hereof and shall not be modified, amended or terminated except as herein provided or except by another agreement in writing executed by the parties hereto.

14.10 Severability. All rights and restrictions contained herein may be exercised and shall be applicable and binding only to the extent that they do not violate any applicable laws and are intended to be limited to the extent necessary so that they will not render this Agreement illegal, invalid or unenforceable. If any provision or portion of any provision of this Agreement not essential to the commercial purpose of this Agreement shall be held to be illegal, invalid or unenforceable by a court of competent jurisdiction, it is the intention of the parties that the remaining provisions or portions thereof shall constitute their agreement with respect to the subject matter hereof, and all such remaining provisions or portions thereof shall remain in full force and effect. To the extent legally permissible, any illegal, invalid or unenforceable provision of this Agreement shall be replaced by a valid provision that will implement the commercial purpose of the illegal, invalid or unenforceable provision. In the event that any provision essential to the commercial purpose of this Agreement is held to be illegal, invalid or unenforceable and cannot be replaced by a valid provision that will implement the commercial purpose of this Agreement, this Agreement and the rights granted herein shall terminate.

14.11 Force Majeure. Any delays in, or failure of, performance of any party to this Agreement shall not constitute default hereunder, or give rise to any claim for damages, if and to the extent caused by occurrences beyond the control of the party affected, including, but not limited to, acts of God, strikes or other work stoppages; civil disturbances, fires, floods, explosions, riots, war, rebellion, sabotage, acts of governmental authority or failure of governmental authority to issue licenses or approvals that may be required. Any nonperformance or delay of LICENSEE subject to this Section 14.11 that is in excess of one hundred eighty (180) days will constitute a material breach of this Agreement under Section 12.3.

ARTICLE XV. NOTICES

All notices and other communications shall be hand delivered, sent by private overnight mail service, or sent by registered or certified U.S. mail, postage prepaid, return receipt requested, and addressed to the party to receive such notice or other communication at the address given below, or such other address as may hearafter be designated by notice in writing:

If to Avalon:	Kent Rodriguez
President
Avalon Oil & Gas, Inc.
310 Fourth Avenue South, Suite 7000
Minneapolis, Minnesota 55415
Telephone: 612-315-5068
Facsimile: 952-746-5216

If to LICENSEE:	Kent Rodriguez
President
AFS Holdings, Inc.
310 Fourth Avenue South, Suite 7000
Minneapolis, Minnesota 55415
Telephone: 612-315-5068
Facsimile: 952-746-5216

Such notices or other communications shall be effective upon receipt by an employee, agent or representative of the receiving party authorized to receive notices or other communications sent or delivered in the manner set forth above.

IN WITNESS WHEREOF, AVALON and LICENSEE have cause this Agreement to be signed by their duly authorized representative, under seal, as of the day and year indicated above.

Date: 5/22/2015	Date: 5/22/2015

AVALON	LICENSEE

By:	By:

Printed Name:	Printed Name:
Kent Rodriguez	Kent Rodriguez
President	President

EXHIBIT A

LICENSED TECHNOLOGY

A propriety synthetic lubricant that contains corrosion preventative compounds that are dissolved that can applied by spraying, brushing or wiping as they may relate to corrosion prevention and maintenance of sump pumps at gasoline and diesel dispensing locations, including, but not limited to gas stations, convenience stores, trucking companies, bus companies, and any other locations where gasoline and/or diesel is dispensed.